SCHEDULE I

TO THE DISTRIBUTION AGREEMENT

between

VICTORY PORTFOLIOS

and

VICTORY CAPITAL SERVICES, INC.

	Fund Name		Fund Name
1	Victory Diversified Stock Fund	16	Victory RS International Fund
2	Victory Floating Rate Fund	17	Victory RS Investors Fund
3	Victory Global Energy Transition Fund	18	Victory RS Large Cap Alpha Fund
4	Victory High Yield Fund	19	Victory RS Mid Cap Growth Fund
5	Victory Fund for Income	20	Victory RS Partners Fund
6	Victory Investment Grade Convertible Fund	21	Victory RS Science and Technology Fund
7	Victory Low Duration Bond Fund	22	Victory RS Select Growth Fund
8	Victory Integrity Discovery Fund	23	Victory RS Small Cap Growth Fund
9	Victory Integrity Mid-Cap Value Fund	24	Victory RS Value Fund
10	Victory Integrity Small/Mid-Cap Value Fund	25	Victory S&P 500 Index Fund
11	Victory Integrity Small-Cap Value Fund	26	Victory Sycamore Established Value Fund
12	Victory Mid-Cap Core Growth Fund	27	Victory Sycamore Small Company Opportunity Fund
13	Victory Multi-Cap Fund	28	Victory Trivalent International Fund-Core Equity
14	Victory RS Global Fund	29	Victory Trivalent International Small-Cap Fund
15	Victory RS Growth Fund	30	Victory Trivalent Emerging Markets Small-Cap Fund

As of May 19, 2026

VICTORY PORTFOLIOS

By:

/S/ THOMAS DUSENBERRY

Name: Thomas Dusenberry

Title: President

VICTORY CAPITAL SERVICES, INC.

By:

/S/ CHRISTOPHER PONTE

Name: Christopher Ponte

Title: Chief Financial Officer